Exhibit 99.1

Syntel Announces Leadership Changes

TROY, Mich. – November 4, 2016 – Syntel, Inc., a global leader in digital modernization, information technology and knowledge process services for Global 2000 companies, today announced the appointment of Rakesh Khanna, formerly Chief Operating Officer, as interim Chief Executive Officer and President of Syntel, effective November 3, 2016. Syntel’s Board of Directors also announced the appointment of Prashant Ranade, formerly Executive Vice Chairman, as Co-Chairman of the Syntel Board, effective November 3, 2016.

Rakesh Khanna has served as Chief Operating Officer of Syntel since January 2012. He previously served as as President of Syntel’s Banking and Financial Services Business Unit from July 2005 to December 2011. As interim CEO, Rakesh will report to Prashant Ranade.

Prashant has served as Executive Vice Chairman since April 2014. He previously served as Chief Executive Officer and President of Syntel from February 2010 to April 2014. He has served as a director of Syntel since June 2007.

“Rakesh has a proven track record of success at Syntel and an in-depth knowledge of the company, our clients and the markets we serve,” said Syntel Chairman and Co-Founder Bharat Desai. “I am confident that he will continue to serve and exceed the expectations of our clients. I am delighted to have Prashant Ranade join me as Co-Chairman of the Syntel Board. I look forward to working closely with Rakesh and Prashant to strengthen our market position.”

“Rakesh has a good understanding of the technology landscape and is well suited to lead our clients into the digital future to deliver industry leading growth for Syntel,” said Prashant Ranade.

“I thank the Syntel Board for the opportunity to lead Syntel and look forward to enabling the Digital Modernization journey for our clients,” said Rakesh Khanna.

Nitin Rakesh has stepped down from the positions of Chief Executive Officer and President and as a director of Syntel.

“On behalf of our employees, I would like to thank Nitin for his commitment and numerous contributions to Syntel for over a decade, and wish him the best in his future endeavors,” said Bharat Desai.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 or from other factors not currently anticipated.

Contact: Zaineb Bokhari, Syntel 646-538-9898, zaineb_bokhari@syntelinc.com

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